                              MYCOGEN CORPORATION
                                  EXHIBIT 11
                STATEMENTS RE COMPUTATION OF PER SHARE EARNINGS
                 (Amounts in thousands, except per share data)

                                                           Three months ended                     Six months ended
                                                      February 28,       February 29,        February 28,       February 29,
                                                         1997               1996                1997               1996
                                                     --------------     -------------       -------------      -------------
Net income (loss) applicable to common shares.....   $        2,683     $     (24,544)      $      (7,545)     $     (32,340)
                                                     ==============     =============       =============      =============
Weighted average number of shares outstanding:
Average common  shares............................           30,828            24,426              30,768             21,937
Stock option equivalent shares....................            2,308                 - (1)               - (1)              - (1)
                                                     --------------     -------------       -------------      -------------
Average common shares for computation
  of primary net income (loss) per common share...           33,136            24,426              30,768             21,937
Additional stock option equivalent
  shares..........................................              418                 - (1)               - (1)              - (1)
                                                     --------------     -------------       -------------      -------------
Average shares for computation of net income
  (loss) per common share assuming full
  dilution........................................           33,554            24,426              30,768             21,937
                                                     ==============     =============       =============      =============
Net income (loss) per common share:
  Primary.........................................   $          .08     $       (1.00)      $        (.25)     $       (1.47)
                                                     ==============     =============       =============      =============
  Assuming full dilution..........................   $          .08     $       (1.00)      $        (.25)     $       (1.47)
                                                     ==============     =============       =============      =============

(1) Additional shares from stock option equivalents were not included in the calculation of net loss per common share as the effect was antidilutive.